                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(c)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         OCWEN ASSET INVESTMENT CORP.

               ------------------------------------------------
               (Name of Registrant as Specified in Its charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

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  (2) Aggregate number of securities to which transaction applies:

  ----------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth in the amount on which the filing fee is calculated and state how it was determined)

  ----------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:

  ----------------------------------------------------------------------------
  (5) Total fee paid:

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid:

  ----------------------------------------------------------------------------
  (2) Form, Schedule or Registration Statement No.:

  ----------------------------------------------------------------------------
  (3) Filing Party:

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  (4) Date Filed:
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


                                     LOGO
                                    OCWEN

                                APRIL 15, 1998

Dear Fellow Shareholder:

  On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Ocwen Asset Investment Corp. to be held at the first floor offices of the Company located at 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401, on Thursday, May 14, 1998, at 9:00 a.m. Eastern Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

  IT IS VERY IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to mark, sign and date your proxy card today and to return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

  Your continued support of and interest in Ocwen Asset Investment Corp. are sincerely appreciated.

                                          Sincerely,

                                          /s/ William C. Erbey

                                          William C. Erbey
                                          Chairman and Chief Executive Officer

                         OCWEN ASSET INVESTMENT CORP.
                        1675 PALM BEACH LAKES BOULEVARD
                        WEST PALM BEACH, FLORIDA 33401

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 14, 1998

                               ----------------

  NOTICE IS HEREBY GIVEN, that the 1998 annual meeting of shareholders (the "Annual Meeting") of Ocwen Asset Investment Corp. (the "Company") will be held at the first floor offices of the Company located at 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401, on Thursday, May 14, 1998, at 9:00 a.m., Eastern Time, for the following purposes:

  1. To elect five directors to serve on the Board of Directors for a one-year term and until their successors have been duly elected and qualified;

  2. To ratify the appointment by the Board of Directors of Price Waterhouse LLP as independent auditor of the Company for the fiscal year ending December 31, 1998;

  3. To amend Article VIII of the Company's Articles of Incorporation (the "Articles") in order to provide, in effect, that nothing contained therein will prohibit the settlement of any transaction entered into through the facilities of any national securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or on the national market system of a national securities association registered under the Exchange Act; and

  4. To transact such other business as may properly come before the meeting or any adjournment thereof (management is not aware of any such other business).

  Only shareholders of the Company of record as of the close of business on March 15, 1998 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

  Further information regarding the Annual Meeting, the nominees for election as directors, the accountants, and the proposed amendment to the Articles is contained in the enclosed Proxy Statement.

                                          By Order of the Board of Directors

                                          /s/ John R. Erbey
                                          John R. Erbey
                                          Secretary

West Palm Beach, Florida
April 15, 1998

                                   IMPORTANT

 PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY
                                  PREVIOUSLY.

                         OCWEN ASSET INVESTMENT CORP.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

  This Proxy Statement and the accompanying Form of Proxy and Notice of Annual Meeting are provided in connection with the solicitation of proxies by the Board of Directors of Ocwen Asset Investment Corp., a Virginia corporation (the "Company"), for use at the annual meeting of shareholders to be held at the first floor offices of the Company located at 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401, on Thursday, May 14, 1998, at 9:00 a.m., Eastern Time (the "Annual Meeting") and any adjournments thereof. The mailing address of the principal executive offices of the Company is 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401. This Proxy Statement, the accompanying Proxy Card and the Notice of Annual Meeting are first being mailed to the shareholders of the Company on or about April 15, 1998.

WHO IS ENTITLED TO VOTE?

  Each outstanding share of the Company's Common Stock entitles its holder to one vote. Only shareholders of record at the close of business on March 15, 1998 (the "Shareholders"), will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

HOW DO I VOTE?

  If you complete and properly sign the accompanying Proxy Card, it will be voted as you specify. If you are the Shareholder of record and do not specify, it will be voted for the election of the nominees named in this Proxy Statement as directors, for the ratification of the appointment by the Board of Directors of Price Waterhouse LLP as the independent auditor of the Company for the fiscal year ending December 31, 1998, and to amend the Company's Articles of Incorporation (the "Articles").

  You may revoke the proxy either by delivering written notice of such revocation to the Secretary of the Company before the Annual Meeting, by submitting a properly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

  Please note that if you hold your Shares in "street name" (that is, through a broker or intermediary) you may vote and revoke a previous vote only by following the procedures established by the record holder or its agent.

WHAT VOTE IS NEEDED TO APPROVE EACH ITEM?

  With regard to the election of directors, Shareholders may vote in favor of the nominees or withhold their votes as to the nominees. If a quorum is present, then the nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors. With regard to the proposals to amend the Articles and to ratify the appointment of the auditors, Shareholders may vote in favor of such proposals, against such proposals or abstain from voting. Ratification of the appointment of the independent auditor requires the affirmative vote of a majority of the shares cast on such matter. Approval of the amendment to the Articles requires the affirmative vote of a majority of the shares entitled to vote on such matter.

WHAT IS THE EFFECT OF AN ABSTENTION?

  You may not abstain from electing a nominee as a director, but must vote for the election or withhold authority. Abstentions will not be counted "for" or "against" the ratification of the auditor or the amendment to the Articles, but will be counted for the purpose of determining the existence of a quorum.

WHAT IF I HOLD MY SHARES IN "STREET NAME" AND DO NOT SPECIFY HOW MY SHARES SHOULD BE VOTED?

  Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. However, brokers or nominees holding shares for a beneficial owner may not have discretionary voting power and may not have received voting instructions from the beneficial owner of the shares. In such cases, absent specific voting instructions from the beneficial owner, the broker may not vote on these proposals. This results in what is known as a "broker non-vote." A "broker non-vote" has the effect of a negative vote when a majority of the shares outstanding and entitled to vote is required for approval of a proposal, and "broker non-votes" will not be counted as votes cast but will be counted for the purpose of determining the existence of a quorum. As a result, broker non-votes will have no effect on the election of directors or the ratification of the appointment of the independent auditor but will, in effect, count as negative votes with respect to the proposal to amend the Articles. In addition, votes "withheld" from a director-nominee also have the effect of a negative vote since a plurality of the shares cast at the Annual Meeting is required for the election of each director.

WHAT CONSTITUTES A QUORUM?

  A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. At the close of business on March 15, 1998, the Company had outstanding 18,965,000 shares of Common Stock.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR, FOR RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITOR AND FOR AMENDMENT OF THE ARTICLES.

                             ELECTION OF DIRECTORS

WHO ARE THE NOMINEES FOR DIRECTOR?

  The Articles provide for a Board of Directors of not less than one nor more than nine members, unless otherwise determined by the affirmative vote of at least 80% of the Board of Directors. Directors are elected by the shareholders of the Company at each annual meeting. The Board of Directors has set at five the number of directors constituting the current Board of Directors to be elected at the Annual Meeting.

  The Company has no Nominating Committee of its Board of Directors, but instead, the entire Board of Directors acts in such capacity. The Board of Directors has nominated the present directors, William C. Erbey, Christine A. Reich, Timothy J. Riddiough and Peter M. Small, and a new nominee, Benjamin W. Navarro, to serve as directors for a one-year term expiring at the Company's annual meeting in 1999. Current director Robert F. Pugliese has requested that he not be nominated for re-election as a director for personal reasons.

  If any nominee becomes unavailable or unwilling to serve the Company as a director for any reason, the persons named as proxies in the Proxy Card are expected to consult with management of the Company in voting the shares represented by them. The Board of Directors has no reason to doubt the availability of any nominee, and each has indicated his willingness to serve as a director of the Company if elected by the Shareholders at the Annual Meeting.

WHAT ARE THE BACKGROUNDS OF THE NOMINEES FOR DIRECTOR?

-------------------------------------------------------------------------------

  WILLIAM C. ERBEY, age 48, has served since May 1997 as Chairman, Chief Executive Officer and Treasurer of the Company. Mr. Erbey has also served as President and Chief Executive Officer of Ocwen Financial Corporation ("OFC") since January 1988, and became Chairman of the Board of OFC in September 1996. Mr. Erbey has served as Chairman of the Board of Ocwen Federal Bank FSB, a subsidiary of OFC (the "Bank"), since February 1988, and as President and Chief Executive Officer of the Bank since June 1990 and serves as a director and/or officer of many subsidiaries of the Company and OFC. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group ("Oxford"), a private investment company, in charge of merchant banking. From 1975 to 1983, he served at General Electric Credit Corporation ("GECC") in various capacities, most recently as President and Chief Operating Officer of General Electric Mortgage Insurance Corporation, a subsidiary of General Electric Company engaged in the mortgage insurance business. Mr. Erbey also served as program general manager of GECC's Commercial Financial Services Department and its subsidiary, Acquisition Funding Corporation.

COMMITTEES: Executive.

-------------------------------------------------------------------------------

  CHRISTINE A. REICH, age 36, has served since January 1997 as a director and President of the Company. Ms. Reich has also served as a Managing Director of OFC since June 1994 and serves as an officer and/or director of many subsidiaries of the Company and OFC. Ms. Reich served as Chief Financial Officer of the Company from January until June 1997, as Chief Financial Officer of OFC from January 1990 to May 1997, as Senior Vice President of OFC from January 1993 until June 1994 and as Vice President of OFC from January 1990 until January 1993. Ms. Reich has served as a director of the Bank since 1993, a Managing Director of the Bank since June 1994 and Chief Financial Officer of the Bank from May 1990 to May 1997. Ms. Reich served as Senior Vice President of the Bank from May 1993 to June 1994 and Vice President of the Bank from January 1990 to May 1993. From 1987 to 1990, Ms. Reich served as an officer of another subsidiary of OFC. Prior to 1987, Ms. Reich was employed by KPMG Peat Marwick LLP, most recently in the position of Manager.

COMMITTEES: Executive.

-------------------------------------------------------------------------------

  TIMOTHY J. RIDDIOUGH, age 40, holds the Edward H. and Joyce Linde Career Development Chair in Real Estate Finance at the Massachusetts Institute of Technology Center for Real Estate, where he has taught since 1994. From 1991 to 1994, Mr. Riddiough was an Assistant Professor in the Department of Finance at the University of Cincinnati. He has a background in the mortgage insurance business, having worked at Foremost Guaranty Corporation and Verex Assurance Corporation from 1984 to 1988. Mr. Riddiough's specialties include commercial mortgage and CMBS pricing as well as mortgage disposition/workout strategy. Mr. Riddiough is widely published, with other areas of interest that include capitalization of REITs, option pricing and real estate valuation. He serves on the editorial boards for the two influential academic journals in the real estate/urban economics area and the advisory board of the Real Estate Research Institute. Mr. Riddiough has recently consulted with several large pension fund advisors/consultants on CMBS pricing and investment strategy.

COMMITTEES: Audit, Compensation.

-------------------------------------------------------------------------------

  PETER M. SMALL, age 55, served as President and Chief Executive Officer of Spaulding and Slye Company, a commercial real estate company, for fifteen years and served as Chairman of its Board of directors from 1992 to 1996. While he was President of Spaulding and Slye Company, Mr. Small directed the development of over 100 commercial projects and later repositioned the company from a development company to a service company providing consulting, asset management and real estate services to major corporations and financial institutions. Currently, Mr. Small manages a property portfolio, advises and invests in young companies and consults and speaks about planning and managing real estate organizations in changing environments. He serves as a director of Bariston Partners, LLC, Benchmark Assisted Living, LLC, Spaulding and Slye Properties Company and the United Way of Massachusetts Bay. Mr. Small also serves as a Trustee of Bowdoin College.

COMMITTEES: Audit, Compensation.

-------------------------------------------------------------------------------

  BENJAMIN W. NAVARRO, age 35, is Managing Director of Sherman Financial Group, LLC, a company founded by Mr. Navarro in early 1997 to purchase and securitize distressed debt. From 1988 to 1997, Mr. Navarro served as a Vice President and as the Co-Head of Mortgage Sales and Trading for Citicorp, with responsibility for the purchase and sale of residential and commercial mortgages to and from institutional clients such as thrifts, insurance companies, commercial banks, pension funds and money managers. Prior to joining Citicorp, Mr. Navarro was an associate with Goldman Sachs & Co. from 1986 to 1988, where he worked in both the Sales and Trading areas of the mortgage group.

COMMITTEES: Mr. Navarro is not currently a director of the Company, but if elected is anticipated to serve on the Audit and Compensation Committees.

-------------------------------------------------------------------------------

WHAT IS THE BOARD'S RECOMMENDATION?

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR
DIRECTOR.

WHAT IS THE BACKGROUND OF THE OTHER CURRENT DIRECTOR?

  ROBERT F. PUGLIESE, age 65, has been special counsel at the law firm of Eckert Seamans Cherin & Mellott, LLC since 1993. Previously he served as Executive Vice President, Legal and Corporate Affairs, for Westinghouse Electric Corporation where he was responsible for legal and environmental affairs, government and public relations, employee communications and corporate insurance. In addition, Mr. Pugliese served as a director of several Westinghouse subsidiaries, including Westinghouse Credit Corporation. From 1970-1976, he served as General Tax Counsel for Westinghouse Electric Corporation. Mr. Pugliese has an extensive background in business and legal matters involving the manufacturing, energy, services and broadcast sectors, as well as the environment and international areas. Mr. Pugliese is a director of International Technology Corporation. He has lectured on business ethics at the University of Pittsburgh, Loyola University in Baltimore and at the University of Scranton, where he served as chairman of the Board of Trustees.

                     RATIFICATION OF INDEPENDENT AUDITORS

WHO IS THE PROPOSED INDEPENDENT AUDITOR?

  Price Waterhouse LLP has served as independent auditor of the Company and its subsidiaries for the year ended December 31, 1997. The Audit Committee of the Board of Directors has appointed Price Waterhouse LLP, independent certified public accountants, to be the Company's independent auditor for the fiscal year ending December 31, 1998 and has further directed that the selection of the auditor be submitted for ratification by the Shareholders at the Annual Meeting.

WILL A REPRESENTATIVE OF THE PROPOSED INDEPENDENT AUDITOR BE PRESENT AT THE ANNUAL MEETING?

  A representative of Price Waterhouse LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions from Shareholders.

WHAT IS THE BOARD'S RECOMMENDATION?

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE INDEPENDENT AUDITOR FOR 1998.

              AMENDMENT TO ARTICLE VIII OF THE COMPANY'S ARTICLES

WHAT IS CONTEXT IN WHICH THE AMENDMENT IS BEING PROPOSED?

  The Board of Directors has approved and recommends to the Shareholders that they adopt amendments to Article VIII of the Articles. Article VIII of the Articles currently contains provisions (the "Share Transfer Restrictions") that restrict the transfer of shares of the Company's capital stock if, following such transfer, any person would own at any time, directly or indirectly, in the aggregate more than 9.9% of the outstanding shares of capital stock of the Company (including any shares deemed to be constructively owned by such persons under applicable provisions of the Internal Revenue Code of 1986, as amended). The Share Transfer Restrictions, which are similar to provisions found in the charter documents of many real estate investment trusts (each, a "REIT"), are designed to help the Company monitor compliance with certain REIT tax law requirements, which provide that not more than 50% of the Company's outstanding capital stock can be owned, directly or indirectly, by five or fewer persons.

WHAT IS THE TEXT OF THE PROPOSED AMENDMENT?

  The Board of Directors has approved and recommends to the Shareholders that they approve and adopt an amendment to the Charter that would add a new Paragraph 8 to Article VIII. B. of the Articles of Incorporation. The proposed amendment provides in its entirety as follows:

    (a) Article VIII. B. of the Articles of Incorporation is hereby amended by adding the following Paragraph 8, providing in its entirety as follows:

      8. Securities Exchange Transactions. Nothing in this Article VIII or these Articles of Incorporation shall prohibit the settlement of any transaction entered into through the facilities of any national securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or of the national market system of a national securities association registered under the Exchange Act. The immediately preceding sentence shall not limit the authority of the Board of Directors to take any and all actions it deems necessary or advisable to protect the Corporation and the interests of its shareholders in preserving the Corporation's status as a REIT, so long as such actions do not prohibit the settlement of any transactions entered into through the facilities of any national securities exchange registered under the Exchange Act or of the national market system of a national securities association registered under the Exchange Act.

    (b) The phrase "Subject to Section B.8." is hereby added to the beginning of the first sentence in Paragraph C of Article VIII of the Articles of Incorporation before the phrase "Nothing contained in this Article VIII ".

WHAT IS THE EFFECT OF THE PROPOSED AMENDMENT?

  The proposed Paragraph 8 clarifies that nothing in the Articles would prohibit the settlement of any transaction entered into through the facilities of any national securities exchange registered under the Exchange Act or of the national market system of a national securities association registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), while maintaining the authority of the Board of Directors of the Company to take all action necessary to maintain the Company's status as a REIT for federal income tax purposes.

DOES THE COMPANY PLAN TO LIST ITS SHARES ON THE NEW YORK STOCK EXCHANGE?

  The Company's Common Stock is currently traded on the Nasdaq Stock Market. However, the Company intends to apply for listing of the Common Stock on the New York Stock Exchange ("NYSE") prior to the Annual Meeting. The Board of Directors believes it is important to assure the investment community and the NYSE that the Share Transfer Restrictions in the Articles, which are designed to protect the Company's status as a REIT, do not prohibit the settlement of any transactions through the facilities of the NYSE. Furthermore, the

Company has been advised that the NYSE currently requires a REIT having share transfer restrictions to clarify that such restrictions will not prohibit settlement of any transactions entered into through the NYSE. Adoption of the proposed amendment to the Articles would place the Company in compliance with the listing requirements of the NYSE regarding REIT share transfer restrictions.

WHAT IS THE BOARD'S RECOMMENDATION?

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AMENDMENT TO THE ARTICLES.

                    OWNERSHIP OF THE COMPANY'S COMMON STOCK

WHO ARE THE LARGEST OWNERS OF THE COMMON STOCK?

  The following table sets forth information, as of March 15, 1998, regarding each person known to the Company to be the beneficial owner of more than five percent of its Common Stock.

                                               AMOUNT AND NATURE OF PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP   CLASS
------------------------------------           -------------------- ----------
Ocwen Financial Corporation ..................      1,787,700(1)       9.43%(2)
 1675 Palm Beach Lakes Blvd.
 West Palm Beach, FL 33401
The Capital Group Companies, Inc..............      1,264,500(3)       6.67%(3)
 333 South Hope Street
 Los Angeles, CA 90071
J.P. Morgan & Co. Incorporated................      1,017,300(4)       5.30%(4)
 60 Wall Street
 New York, NY 10260

--------
(1) Based on information contained in Schedule 13D filed with the Securities and Exchange Commission (the "SEC") filed by OFC, Ocwen Capital Corporation (the "Manager"), Investors Mortgage Insurance Holding Company ("IMIHC") and William C. Erbey on March 4, 1998. Includes: (a) 113,300 shares held directly by William C. Erbey and 134,400 shares held by a partnership (the "Erbey Partnership") pursuant to which William C. Erbey and his wife share voting and investment power; and (b) 1,540,000 shares owned directly by IMIHC and as to which OFC and William C. Erbey share voting and investment power. Mr. Erbey has disclaimed beneficial ownership of the 1,540,000 shares owned of record by IMIHC and the 134,400 shares owned of record by the Erbey Partnership.
(2) Based on shares of Common Stock outstanding on March 15, 1998.
(3) Based on information contained in Schedule 13D filed with the SEC as of December 31, 1997, by The Capital Group Companies, Inc. ("Capital Group"), the parent of a group of investment management companies, and Capital Guardian Trust Company ("Capital Group Trust"), one of those investment management companies. Includes: 1,227,500 shares owned by Capital Group Trust and 37,000 shares owned by direct or indirect subsidiaries of Capital Group ("Capital Subsidiaries"). All such shares are owned by accounts under the discretionary investment management of Capital Group Trust or the Subsidiaries. Capital Group has no investment or voting power over any of such securities.
(4) Based on information contained in Schedule 13G filed with the SEC as of December 31, 1997, by J.P. Morgan & Co. Incorporated, a parent holding company of subsidiaries, including Morgan Guaranty Trust Company of New York, J.P. Morgan Investment Management, Inc. and J.P. Morgan Florida Federal Savings Bank. Includes: 887,250 shares as to which sole voting power is claimed, 977,700 shares as to which sole disposal power is claimed and 39,600 shares as to which shared voting and disposal power is claimed.

HOW MUCH STOCK DO THE COMPANY'S DIRECTORS, DIRECTOR NOMINEES AND OFFICERS OWN?

  The following table sets forth the beneficial ownership of the Company's Common Stock, as of March 15, 1998, by (i) each director and director nominee of the Company, (ii) each executive officer of the Company and (iii) all directors and executive officers as a group. Unless otherwise indicated, such shares of Common Stock are owned directly and the indicated person has sole voting and investment power.

                                               AMOUNT AND NATURE OF PERCENT OF
NAME                                           BENEFICIAL OWNERSHIP  CLASS(1)
----                                           -------------------- ----------
William C. Erbey..............................      1,787,700(2)       9.43%
Robert F. Pugliese............................          3,000             *
Christine A. Reich............................         13,500(3)          *
Timothy J. Riddiough..........................              0             *
Peter M. Small................................         30,000             *
Benjamin W. Navarro...........................              0             *
John R. Barnes................................              0             *
Joseph A. Dlutowski...........................              0             *
John R. Erbey.................................          2,000             *
Jordan C. Paul................................          5,000             *
Mark S. Zeidman...............................              0             *
All directors, director nominees and officers
 as a group (11 persons)......................      1,840,800          9.71%

--------
 *Represents less than 1% of the outstanding Common Stock.
(1) Based on shares of Common Stock outstanding on March 15, 1998.
(2) Includes: (a) 113,300 shares held directly by William C. Erbey and 134,400 shares held by the Erbey Partnership pursuant to which William C. Erbey and his wife share voting and investment power; and (b) 1,540,000 shares owned directly by IMIHC and as to which William C. Erbey shares voting and investment power. Mr. Erbey has disclaimed beneficial ownership of the 1,540,000 shares owned of record by IMIHC and the 134,400 shares owned of record by the Erbey Partnership.
(3) These shares are held by CPR Family Limited Partnership pursuant to which Christine A. Reich and her husband share voting and investment power. Ms. Reich has disclaimed beneficial ownership of such shares.

HAS THERE BEEN COMPLIANCE WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS?

  Under federal securities laws, the Company's directors and executive officers, and any persons beneficially owning more than ten percent of a registered class of the Company's equity securities, are required to report their ownership of the Common Stock and any changes in that ownership to the SEC. These persons are also required to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in the Proxy Statement any failure to timely file such reports by those due dates during the 1997 fiscal year.

  To the Company's knowledge, based solely upon review of copies of such reports furnished to the Company and written representations from the Company's directors and executive officers that no other reports were required, the Company believes that all of these filing requirements were satisfied by the Company's directors and executive officers during 1997, except that Mr. Zeidman inadvertently failed to file a Form 3 in a timely manner to report beneficial ownership of zero shares of stock in the Company at the time he became an officer of the Company. Mr. Zeidman made the required filing promptly after becoming aware of this, and such failure to file did not give rise to any liability under Section 16(b) of the Exchange Act.

                           MANAGEMENT OF THE COMPANY

WHO ARE THE OFFICERS OF THE COMPANY?

  The executive officers of the Company, their ages and their positions are as follows:

NAME                       AGE                 POSITION(S) HELD
----                       ---                 ----------------
John R. Barnes............  55 Senior Vice President
Joseph A. Dlutowski.......  33 Senior Vice President
John R. Erbey*............  56 Managing Director and Secretary
William C. Erbey*.........  48 Chief Executive Officer
Jordan C. Paul............  36 Senior Vice President
Christine A. Reich........  36 President
Mark S. Zeidman...........  46 Senior Vice President and Chief Financial Officer

--------
* John R. Erbey and William C. Erbey are brothers.

  The executive officers serve at the discretion of the Board of Directors. Biographical information for the last five years about Mr. William C. Erbey and Ms. Christine Reich is provided above. Biographical information for the last five years about Mr. John R. Erbey and Messrs. Barnes, Dlutowski, Paul and Zeidman is set forth below.

  Mr. Barnes has served since May 1997 as Senior Vice President of the Company. Mr. Barnes has also served as Senior Vice President of OFC and the Bank since May 1994 and served as Vice President of the same from October 1989 to May 1994 and serves as an officer and/or director of many subsidiaries of the Company and OFC. Mr. Barnes was a Tax Partner in the firm of Deloitte Haskins & Sells from 1986 to 1989 and in the firm of Arthur Young & Co. from 1979 to 1986. Mr. Barnes was the Partner in Charge of the Cleveland Office Tax Department of Arthur Young & Co. from 1979 to 1984.

  Mr. Dlutowski has served since May 1997 as Senior Vice President of the Company. Mr. Dlutowski has also served as Senior Vice President of OFC and the Bank since March 1997 and serves as an officer and/or director of many subsidiaries of the Company and OFC. Mr. Dlutowski joined the Bank in October 1992 and served as a Vice President from May 1993 until March 1997. From 1989 to 1991, Mr. Dlutowski was associated with the law firm of Baker and Hostetler.

  Mr. John R. Erbey has served as a Managing Director and Secretary of OAIC since May 1997. Mr. Erbey has also served as a Managing Director of OFC since January 1993 and as Secretary of OFC since June 1989. Mr. Erbey serves as an officer and/or director of many subsidiaries of the Company and OFC. He served as Senior Vice President of OFC from June 1989 until January 1993. Mr. Erbey has served as a director of the Bank since 1990, as a Managing Director of the Bank since May 1993 and as Secretary of the Bank since July 1989. Previously, he served as Senior Vice President of the Bank from June 1989 until May 1993. From 1971 to 1989, Mr. Erbey was a member of the Law Department of Westinghouse Electric Corporation and held various management positions, including Associate General Counsel and Assistant Secretary from 1984 to 1989. Previously, he held the positions of Assistant General Counsel of the Industries and International Group and Assistant General Counsel of the Power Systems Group of Westinghouse.

  Mr. Paul has served as a Senior Vice President of the Company since May 1997. Mr. Paul has also served as Senior Vice President of the Bank since March 1996 and Vice President of the same from February 1994 to March 1996. Mr. Paul serves as an officer of a number of subsidiaries of the Company and OFC. Mr. Paul joined the Bank in September 1993 establishing its commercial loan acquisition and asset management divisions. From 1990 to 1993 Mr. Paul was an attorney in the real estate department of the Philadelphia law firm of Wolf, Block, Schorr and Solis-Cohen. From 1983 to 1987 Mr. Paul served in a variety of positions with The Travelers Insurance Company in their Real Estate Investment Department.

  Mr. Zeidman has served as Senior Vice President and Chief Financial Officer of the Company since June 1997. He has also served as Senior Vice President and Chief Financial Officer of OFC and the Bank since May 1997, and he serves as an officer of many subsidiaries of the Company and OFC. From 1986 until May 1997, Mr. Zeidman was employed by Nomura Securities International, Inc., most recently as Managing Director. Prior to 1986, Mr. Zeidman held positions with Shearson Lehman Brothers and Coopers & Lybrand. Mr. Zeidman is a Certified Public Accountant.

HOW OFTEN DID THE BOARD MEET IN 1997?

  The Board of Directors held five meetings during 1997. All directors attended at least 75% of the board meetings.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

  The Company presently has an Audit Committee, Compensation Committee and an Executive Committee of its Board of Directors. The Company has no standing Nominating Committee of the Board of Directors, with the entire Board of Directors acting in such capacity. The Company may, from time to time, form other committees as circumstances warrant. Such committees have authority and responsibility as delegated by the Board of Directors.

  Audit Committee. The Board of Directors has established an Audit Committee which currently consists of the three Independent Directors, Messrs. Pugliese, Riddiough and Small. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee did not meet in 1997.

  Compensation Committee. The Board of Directors has recently established a Compensation Committee which currently consists of two Independent Directors, Messrs. Riddiough and Small. The Compensation Committee will establish and administer compensation policies, determine awards of restricted stock and grants of stock options under the Company's stock plans, monitor compensation payable to the Manager under the Management Agreement and approve all other compensation related matters of the Company as it determines necessary and appropriate. The Compensation Committee did not meet in 1997.

  Executive Committee. The Board of Directors has established an Executive Committee that currently consists of two Directors, Mr. W. C. Erbey and Ms. Reich. The Executive Committee meets to consider matters delegated to it by the Board of Directors and to make recommendations to the Board of Directors regarding such matters. The Executive Committee acted by unanimous consent in lieu of a meeting fourteen times during 1997.

WHAT IS THE COMPENSATION PAID TO DIRECTORS?

  The Company pays the Independent Directors an annual fee of $20,000, plus an additional fee of $1,000 for each additional meeting of the Board of Directors attended in person after the first four meetings. In addition, an annual fee of $2,000 is paid to the chair of any committee of the Board. The Company currently pays no cash compensation to its directors who are not Independent Directors. The Company reimburses all directors for their out-of-pocket expenses in connection with their service on the Board of Directors.

IS THE COMPANY REQUIRED TO HAVE INDEPENDENT DIRECTORS?

  Yes. The Articles require that a majority of the Company's directors must be "Independent Directors," which means that, in the last two years, such directors have not (i) owned an interest in the Manager or its affiliates,
(ii) been employed by the Manager or its affiliates, (iii) been an officer or director of the Manager or its affiliates, (iv) performed services for the Manager or its affiliates, or
(v) had any material business or professional relationship with the Manager or any of its affiliates. There are presently five directors, including three Independent Directors. Mr. Navarro, if elected, will be an Independent Director.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PURSUANT TO WHAT ARRANGEMENTS IS THE COMPANY MANAGED?

  The Manager, subject to the supervision of the Board of Directors of the Company, manages the Company pursuant to a management agreement. The management agreement provides for an annual base management fee of 1% per annum, calculated and paid quarterly based upon the Average Invested Assets (as defined below) of the Company for such quarter. "Average Invested Assets" means the average of the aggregate book value of the assets of the Company, including the assets of all of its direct and indirect subsidiaries, before reserves for depreciation, bad debts or other similar noncash items. Average Invested Assets is computed by taking the daily average of such values during such period. After May 19, 1998, the Board of Directors is authorized to adjust the base management fee if necessary to align the fee more closely with the actual costs of management services.

  The Manager also is entitled to receive incentive compensation for each fiscal quarter in an amount equal to the product of (A) 25% of the dollar amount by which (1)(a) Funds from Operations (as defined below) (before the incentive fee) of the Company per share of Common Stock (based on the weighted average number of shares outstanding) plus (b) gains (or minus losses) per share of Common Stock (based on the weighted average number of shares outstanding) from debt restructuring and sales of property, exceed (2) an amount equal to (a) the weighted average of the price per share at the initial offering and the prices per share at any secondary offerings by the Company multiplied by (b) the ten-year U.S. Treasury rate plus five percent per annum multiplied by (B) the weighted average number of shares of Common Stock outstanding during such period. "Funds from Operations" as defined by the National Association of Real Estate Investment Trusts ("NAREIT") means net income (computed in accordance with generally accepted accounting principles ("GAAP") excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or ability to make distributions.

  The ability of the Company to generate Funds from Operations in excess of the ten-year U.S. Treasury rate, and thus, of the Manager to earn the incentive compensation described in the preceding paragraph, is dependent upon the level and volatility of interest rates, the Company's ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within the Company's control.

  Because the Manager's employees will perform certain due diligence tasks that purchasers of real estate (including managers of REITs) typically hire outside consultants to perform, the Manager will be reimbursed for (or charge the Company directly for) the Manager's out-of-pocket costs in performing such due diligence on assets purchased or considered for purchase by the Company. Moreover, the Manager will track the time its employees spend in performing such due diligence tasks and will be entitled to reimbursement for the allocated portion of the salary and benefits of such employees.

  For the year ended 1997, the Company paid the Manager $1,787,981 in base management fees and no incentive compensation. In addition, for the year ended 1997, the Manager was reimbursed $648,088 for out-of-pocket costs and salary allocations for due diligence tasks.

WHAT RELATIONSHIPS EXIST BETWEEN THE MANAGER AND THE EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY?

  In addition to being Chairman of the Board of Directors and Chief Executive Office of the Company, William C. Erbey is Chairman of the Board, Chief Executive Officer and President of the Manager and of the

Manager's parent, OFC. William C. Erbey owns or has voting power over approximately 31.6% of the outstanding common stock, including options exercisable within 60 days, of OFC. Christine A. Reich is President and a member of the Board of Directors of the Company, a Managing Director of the Manager and employed by OFC. Similarly, each of the Company's executive officers also serves as an executive officer of the Manager and is employed by OFC.

WHAT OTHER MATERIAL TRANSACTIONS HAVE BEEN ENTERED INTO BY THE COMPANY AND AFFILIATES OF THE MANAGER?

  In 1997, the Company entered into a number of transactions with OFC and the Bank. Notably, the Bank services all of the Company's mortgage loans pursuant to servicing agreements (one for commercial loans and one for residential loans), the forms of which were approved by the Independent Directors. Moreover, the Bank is the special servicer for the loans underlying most of the mortgage-backed securities owned by the Company, and the Independent Directors have approved those transactions at various meetings of the Board of Directors. After closing its initial public offering, the Company purchased several mortgage-backed securities from the Bank and OFC, as was disclosed in the prospectus for the initial public offering. In addition, in May 1997, the Company entered into a participation agreement in which the Company purchased a 13.83% participation interest in four commercial subperforming and nonperforming loans for a purchase price of approximately $8.54 million. Additionally, the Bank and the Company were co-bidders on three pools of residential mortgages (with an aggregate principal amount of $4.7 million of which the Company purchased $3.2 million) and one pool of commercial mortgages (with an aggregate principal amount of $75.9 million of which the Company purchased $10.5 million).

  In December 1997, the Company repurchased 160,000 shares of Common Stock held by IMIHC. On the same day, IMIHC acquired 160,000 units of limited partnership interest in Ocwen Partnership, L.P. These transactions reduce IMIHC's voting power with respect to the Company, but left in place IMIHC's economic investment in the Company.

  In February 1998, the Company repurchased 175,000 shares of Common Stock held by IMIHC. On the same day, IMIHC acquired 175,000 units of limited partnership interest in Ocwen Partnership, L.P. Also on the same day, Mr. William C. Erbey, Ms. Christine A. Reich and Mr. Jordan C. Paul acquired 113,300, 2,500 and 2,500 shares, respectively, of the Common Stock directly from the Company at the same price at which the Company repurchased the 175,000 shares from IMIHC. The remaining 56,700 shares of the 175,000 shares redeemed by the Company were acquired by an affiliate of OFC.

                            EXECUTIVE COMPENSATION

WHAT COMPENSATION DOES THE COMPANY PAY TO ITS EXECUTIVE OFFICERS?

  The Company has not paid, and does not intend to pay, any annual compensation to the Company's executive officers for their services as executive officers. Moreover, the Company has not granted, and does not intend to grant, any options to purchase shares of stock to its executive officers or directors. Notwithstanding that the Company has no employees and does not pay its executive officers any compensation, the Board of Directors has formed a Compensation Committee, comprised of the Independent Directors, to address any upcoming compensation matters. In particular, beginning on May 19, 1998, the Board of Directors has the discretion to change the base management fee payable to the Manager, if necessary, in order to align the fee more closely to the actual costs of providing management services to the Company, and the Compensation Committee will consider this matter at that time.

                               PERFORMANCE GRAPH

HOW HAS THE COMMON STOCK OF THE COMPANY PERFORMED SINCE CLOSING ON THE DATE OF ITS INITIAL PUBLIC OFFERING?

  The following graph compares the change in the Company's shareholder cumulative total return on the Common Stock for the period May 14, 1997, which was the first day the Company's Common Stock traded on the Nasdaq Stock Market, through December 31, 1997, with the changes in the Standard & Poor's 500 Stock Index (the "S&P 500"), the Nasdaq National Market ("Nasdaq"), and the SNL Hybrid REIT Index (the "SNL Hybrid REIT"), for the same period, assuming a base share price of $100 for the Common Stock and each index for comparative purposes. Total return equals appreciation in stock price plus dividends paid, and assumes that all dividends are reinvested. The information herein has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. The performance graph is not necessarily indicative of future investment performance.

                             [GRAPH APPEARS HERE]

                                                       PERIOD ENDING
                         --------------------------------------------------------------------------
INDEX                    5/14/97 5/31/97 6/30/97 7/31/97 8/31/97 9/30/97 10/31/97 11/30/97 12/31/97
-----                    ------- ------- ------- ------- ------- ------- -------- -------- --------
Ocwen Asset Investment
 Corp................... 100.00  99.327  110.96  135.60  128.72  126.65   110.59   101.21   116.23
S&P 500................. 100.00  101.57  106.12  114.57  108.15  114.07   110.27   115.37   117.36
NASDAQ.................. 100.00  105.07  108.28  119.71  119.53  126.60   120.02   120.61   118.73
SNL Hybrid REIT......... 100.00   99.98  105.17  108.70  109.04  113.45   115.50   119.00   120.35

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

WHAT ARE THE REQUIREMENTS WITH RESPECT TO SUBMITTING A SHAREHOLDER PROPOSAL FOR NEXT YEAR'S ANNUAL MEETING OF SHAREHOLDERS?

  The Board of Directors will provide for the presentation of proposals by shareholders at the 1999 annual meeting of shareholders, provided that such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC regarding shareholder proposals. Shareholder proposals intended to be submitted for presentation at the 1999 annual meeting of shareholders of the Company must be in writing and must be delivered to the Secretary of the Company at its executive offices by personal delivery or United States mail on or before January 16, 1999, for inclusion in the Company's proxy statement and the form of proxy relating to the 1999 annual meeting. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting (including the specific proposal to be presented) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the shareholder, and
(iv) any material interest of the shareholder in such business.

                                 OTHER MATTERS

DOES MANAGEMENT KNOW OF ANY OTHER BUSINESS TO BE BROUGHT BEFORE THE ANNUAL MEETING?

  The Board of Directors knows of no other business to be brought before the Annual Meeting. If any other matters properly comes before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

HOW ARE PROXIES BEING SOLICITED BY THE BOARD?

  The Board of Directors of the Company is soliciting proxies hereby primarily by the use of the mails. The Company will bear the entire cost of preparing and mailing this Proxy Statement and the accompanying material, and the cost of any supplementary solicitations which may be made by mail, telephone, telegraph or personally by officers and employees of the Company. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners of the Company's Common Stock.

HOW DO I OBTAIN A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR 1997?

  The Company will furnish to each beneficial owner of Common Stock entitled to vote at the Annual Meeting, upon written request to Investor Relations, 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401, telephone
(561) 682-8400, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, including the financial statements and financial statement schedules filed by the Company with the SEC.

IS THERE ANY OTHER INFORMATION OF WHICH I SHOULD BE AWARE?

  No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

--------------------------------------------------------------------------------

                                REVOCABLE PROXY
                          OCWEN ASSET INVESTMENT CORP
                        1675 PALM BEACH LAKES BOULEVARD
                        WEST PALM BEACH, FLORIDA 33401

                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 14, 1998

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OCWEN ASSET INVESTMENT CORP. FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 1998, AND ANY ADJOURNMENTS THEREOF.

  The undersigned hereby appoints John R. Erbey, William C. Erbey, Christine
A. Reich or any one of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all Common Stock of the undersigned in Ocwen Asset Investment Corp. (the "Company") at the Annual Meeting of Shareholders to be held at the first floor offices of the Company located at 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401, on Thursday, May 14, 1998 at 9:00 a.m., Eastern Time, and at any adjournments thereof, as specified below:

             [Please sign and date on reverse side of this proxy.]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.


  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR, FOR RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITOR, AND FOR THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES.

                        FOR NOMINEES             WITHHOLD AUTHORITY TO VOTE
1. Election of          LISTED BELOW              FOR ALL NOMINEES LISTED
   Directors
(Term expiring             [  ]                               [ ]
1999)

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below)
William C. Erbey, Benjamin W. Navarro, Christine A. Reich, Timothy J. Riddiough, Peter M. Small.

                                                     FOR     AGAINST    ABSTAIN
2. Proposal to ratify the appointment by the
   Board of Directors of Price Waterhouse LLP,       [ ]       [ ]        [ ]
   as Independent Auditor of the Company for the fiscal year ending December 31, 1998

3. Proposal to amend Article VIII of the
   Company's Articles of Incorporation in order      [ ]       [ ]        [ ]
   to provide, in effect, that nothing
   contained therein will prohibit the
   settlement of any transaction entered into through the facilities of any National
   Securities Exchange registered under the
   Securities Exchange Act of 1934 (the
   "Exchange Act") or on the National Market
   System of a National Securities Association registered under the Exchange Act

4. In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon such other business as may properly come before the meeting.

Please sign name exactly as it appears on the left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:                    Date:          , 1998  Title:
          -------------------      ----------              ---------------------

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------